UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2014

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Arrhythmia Research Technology, Inc. (the “Company”) entered into an employment agreement dated January 9, 2014 with Mr. Salvatore Emma, Jr. Pursuant to the agreement, Mr. Emma will be employed as President and Chief Executive Officer of the Company and its wholly-owned subsidiaries commencing as of January 1, 2014 until December 31, 2014 unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Emma will be entitled to a base salary at the annualized rate of $225,000 and will be eligible for a discretionary performance bonus and to participate in employee benefits plans as the Company may institute from time to time at the discretion of the Company’s Compensation Committee and upon the approval of the Board of Directors. Pursuant to the agreement, Mr. Emma may be terminated for “cause” as defined. Under the agreement Mr. Emma is subject to confidentiality, non-compete and non-solicitation restrictions.

The Company also entered into an employment agreement dated January 9, 2014 with Mr. Derek T. Welch. Pursuant to the agreement, Mr. Welch will be employed as the Corporate Controller and Principal Financial and Accounting Officer of the Company and its wholly owned subsidiary, Micron Products, Inc., commencing as of January 1, 2014 until December 31, 2014 unless terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Welch will be entitled to a base salary at the annualized rate of $140,000 and will be eligible for a discretionary performance bonus and to participate in employee benefits plans as the Company may institute from time to time at the discretion of the Company’s Compensation Committee and upon the approval of the Board of Directors. Pursuant to the agreement, Mr. Welch may be terminated for “cause” as defined in the agreement and is subject to confidentiality, non-compete and non-solicitation restrictions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 9th day of January, 2014.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
By: /s/ Derek T. Welch
Derek T. Welch
Corporate Controller, Principal Financial and Accounting Officer